SUBSIDIARIES:

     Intelligroup Asia Private, Ltd., a corporation formed pursuant to the laws of India and 99.8% owned and wholly-controlled subsidiary of Intelligroup, Inc.

     Intelligroup Australia Pty Limited, a corporation formed pursuant to the laws of Australia and a wholly-owned subsidiary of Intelligroup, Inc.

     Empower, Inc., a Michigan corporation and a wholly-owned subsidiary of Intelligroup, Inc.

     Intelligroup Europe Limited, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of Intelligroup, Inc.

          CPI Resources, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of Intelligroup Europe Limited.

          CPI Consulting Limited, a corporation formed pursuant to the laws of the United Kingdom and 70% owned by CPI Resources and 30% owned by Intelligroup Europe Limited.

     Intelligroup Hong Kong Private Ltd., a corporation formed pursuant to the laws of Hong Kong and a 99% owned subsidiary of Intelligroup, Inc. and a 1% owned subsidiary of Intelligroup New Zealand Limited.

     Intelligroup Japan, Ltd., a corporation formed pursuant to the laws of Japan and a wholly-owned subsidiary of Intelligroup, Inc.

     Intelligroup New Zealand Limited, a corporation formed pursuant to the laws of New Zealand and a wholly-owned subsidiary of Intelligroup, Inc.

     Intelligroup Nordic AB, a corporation formed pursuant to the laws of Sweden and a wholly-owned subsidiary of Intelligroup, Inc.

     Intelligroup Nordic A/S, a corporation formed pursuant to the laws of Denmark and a wholly-owned subsidiary of Intelligroup, Inc.

     Intelligroup Singapore Private Ltd., a corporation formed pursuant to the laws of Singapore and wholly-owned subsidiary of Intelligroup, Inc.

     Intelligroup de Venezuela, C.A., a corporation formed pursuant to the laws of Venezuela and wholly-owned subsidiary of Intelligroup, Inc.